Exhibit 99.1
Masimo Reports Third Quarter 2014 Financial Results
Q3 2014 Highlights (compared to Q3 2013):

■	Product revenue rose 10% to $137.1 million
■	Total revenue, including royalties, rose 10% to $144.1 million
■	Masimo rainbow® revenue rose 10% to $13.2 million
■	SET® and rainbow® SET® units shipments were 42,600
■	Earnings per share was $0.27
Irvine, California, October 29, 2014 - Masimo (NASDAQ: MASI) today announced its financial results for the third quarter ended September 27, 2014.
Third quarter 2014 product revenues rose 10% to $137.1 million, compared to $124.5 million for the third quarter of fiscal year 2013, and total revenue, including royalties, rose 10% to $144.1 million, up from $131.4 million for the third quarter of fiscal year 2013.
The company’s worldwide direct product revenue in the third quarter of 2014 rose by 9% compared to the same period in 2013 and represented 85% of product revenue. OEM sales, which accounted for 15% of product revenue, rose by 16% compared to the same period in 2013. Revenue from sales of Masimo rainbow products rose by 10% to $13.2 million in the third quarter of 2014, compared to $12.0 million in the prior year period.
Net income for the third quarter of 2014 was $14.9 million, or $0.27 per diluted share, compared to net income of $15.6 million, or $0.27 per diluted share, in the third quarter of 2013. During the third quarter of 2014, the company shipped approximately 42,600 SET® pulse oximetry and rainbow® Pulse CO-Oximetry™ units, excluding handheld units. Masimo estimates its worldwide installed base as of September 27, 2014 to be 1,289,000 units, up 9% from 1,180,000 units as of September 28, 2013.
Joe Kiani, Chairman and Chief Executive Officer of Masimo, said, “We are happy with the acceleration in our year over year as well as our sequential quarterly SET® revenue growth. In fact, for the first time since 2010, our third quarter SET® and total product revenues exceeded the prior sequential second quarter levels. We are also encouraged by the sequential improvement in our product gross profit margins which are beginning to reflect the benefit of our value engineering program over the past two years.”
As of September 27, 2014, Masimo’s cash and cash equivalents were $119.0 million, compared to $95.5 million as of December 28, 2013. Additionally, during the first nine months of 2014, the company borrowed $125.0 million on its line of credit. During the third quarter, the company repurchased approximately 2.4 million shares of stock for $52.7 million, leading to repurchases of approximately 4.4 million shares of stock for $101.9 million through the third quarter of 2014, with approximately 0.6 million shares remaining in our original 6.0 million share repurchase program announced on February 14, 2013. In addition, the Board recently authorized the repurchase of up to an additional 3.0 million shares.
2014 Financial Guidance
Masimo is providing updated 2014 financial guidance. Masimo now expects fiscal 2014 total revenue to be approximately $585 million, including product revenue of approximately $556 million and royalty revenue of approximately $29 million. This represents a decline in the prior guidance for total 2014 revenues of approximately $588 million to $593 million, which included product revenues of $560 million to $565 million and royalty revenue of approximately $28 million. Despite the reduction in total product revenue and partially offsetting increase in royalty revenue guidance, Masimo expects fiscal 2014 GAAP earnings per diluted share to be approximately $1.28, within the prior range of $1.24 to $1.30. The guidance set forth above is an estimate only and actual performance could differ.

Conference Call
Masimo will hold a conference call today at 1:30 p.m. PT (4:30 p.m. ET) to discuss the results. A live webcast of the call will be available online from the investor relations page of the company's website at www.masimo.com. The dial-in numbers are (888) 520-7182 for domestic callers and +1 (706) 758-3929 for international callers. The reservation code for both dial-in numbers is 22235539. After the live webcast, the call will be available on Masimo's website through November 21, 2014. In addition, a telephonic replay of the call will be available through November 21, 2014. The replay dial-in numbers are (800) 585-8367 for domestic callers and +1 (855) 859-2056 for international callers. Please use reservation code 22235539.
About Masimo
Masimo (NASDAQ: MASI) is the global leader in innovative noninvasive monitoring technologies that significantly improve patient care-helping solve “unsolvable” problems. In 1995, the company debuted Measure-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET®, which virtually eliminated false alarms and increased pulse oximetry's ability to detect life-threatening events. More than 100 independent and objective studies have shown that Masimo SET® outperforms other pulse oximetry technologies, even under the most challenging clinical conditions, including patient motion and low peripheral perfusion. In 2005, Masimo introduced rainbow SET® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), and Pleth Variability Index (PVI®), in addition to SpO2, pulse rate, and perfusion index (PI). Additional information about Masimo and its products may be found at www.masimo.com.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, the statements about our expectations for full fiscal year 2014 total, product and royalty revenues and GAAP earnings per share; our financial condition, results of operations and business generally; expectations regarding our ability to design and deliver innovative new noninvasive technologies and reduce the cost of care; and demand for our technologies. These forward-looking statements are based on management's current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to, those related to: our dependence on Masimo SET® and Masimo rainbow® SET® products and technologies for substantially all of our revenue; any failure in protecting our intellectual property exposure to competitors' assertions of intellectual property claims; the highly competitive nature of the markets in which we sell our products and technologies; any failure to continue developing innovative products and technologies; the lack of acceptance of any of our current or future products and technologies; obtaining regulatory approval of our current and future products and technologies; the risk that the implementation of our international realignment will not continue to produce anticipated operational and financial benefits, including a continued lower effective tax rate; the loss of our customers; the failure to retain and recruit senior management; product liability claims exposure; a failure to obtain expected returns from the amount of intangible assets we have recorded; the maintenance of our brand; the amount and type of equity awards that we may grant to employees and service providers in the future; our ongoing litigation and related matters; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

# # #

Investor Contact: Eli Kammerman	Media Contact: Mike Drummond
(949) 297-7077	(949) 297-7434
ekammerman@masimo.com	mdrummond@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI are trademarks or registered trademarks of Masimo Corporation

MASIMO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)

	September 27, 2014	December 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$118,988	$95,466
Accounts receivable, net of allowance for doubtful accounts	73,235	76,759
Royalties receivable	6,800	7,300
Inventories	62,834	56,813
Prepaid expenses	11,215	9,243
Prepaid income taxes	4,421	3,740
Deferred tax assets	16,698	19,636
Other current assets	5,429	2,841
Total current assets	299,620	271,798
Deferred cost of goods sold	65,226	61,714
Property and equipment, net	87,618	24,866
Intangible assets, net	28,187	28,104
Goodwill	21,752	22,793
Deferred tax assets	22,513	22,565
Other assets	7,552	6,822
Total assets	$532,468	$438,662
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$28,988	$28,004
Accrued compensation	30,287	29,486
Accrued liabilities	31,507	23,028
Income taxes payable	3,042	2,406
Deferred revenue	21,274	20,755
Line of credit and current portion of capital lease obligations	125,083	111
Total current liabilities	240,181	103,790
Deferred revenue	492	566
Capital lease obligations, net of current portion	148	225
Other liabilities	7,544	7,680
Total liabilities	248,365	112,261
Commitments and contingencies
Equity
Masimo Corporation stockholders’ equity:
Common stock	52	57
Treasury stock	(185,325)	(83,454)
Additional paid-in capital	283,577	273,129
Accumulated other comprehensive income	584	3,995
Retained earnings	184,039	132,742
Total Masimo Corporation stockholders’ equity	282,927	326,469
Noncontrolling interest	1,176	(68)
Total equity	284,103	326,401
Total liabilities and equity	$532,468	$438,662

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited) (in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenue:
Product	$137,142	$124,522	$402,868	$382,725
Royalty	6,976	6,925	21,988	22,086
Total revenue	144,118	131,447	424,856	404,811
Cost of goods sold	47,894	43,968	143,236	136,519
Gross profit	96,224	87,479	281,620	268,292
Operating expenses:
Selling, general and administrative	62,064	53,090	179,533	159,536
Research and development	14,213	13,646	41,552	41,692
Litigation award and defense costs	(2,321)	—	(10,331)	—
Total operating expenses	73,956	66,736	210,754	201,228
Operating income	22,268	20,743	70,866	67,064
Non-operating expense	(566)	(676)	(43)	(3,240)
Income before provision for income taxes	21,702	20,067	70,823	63,824
Provision for income taxes	5,568	4,581	18,246	17,288
Net income including noncontrolling interest	16,134	15,486	52,577	46,536
Net (income) loss attributable to the noncontrolling interest	(1,271)	116	(1,280)	2,532
Net income attributable to Masimo Corporation stockholders	$14,863	$15,602	$51,297	$49,068

Net income per share attributable to Masimo Corporation stockholders:
Basic	$0.28	$0.28	$0.92	$0.86
Diluted	$0.27	$0.27	$0.91	$0.85

Weighted-average shares used in per share calculations:
Basic	53,988	56,501	55,521	56,727
Diluted	54,618	57,404	56,381	57,506
The following table presents details of the share-based compensation expense that is included in each functional line item in the condensed consolidated statements of income (in thousands):

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Cost of goods sold	$90	$83	$333	$324
Selling, general and administrative	2,220	2,228	6,308	7,197
Research and development	265	317	1,143	1,499
Total	$2,575	$2,628	$7,784	$9,020

MASIMO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Nine Months Ended
	September 27, 2014	September 28, 2013
Cash flows from operating activities:
Net income including noncontrolling interest	$52,577	$46,536
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	9,481	8,459
Share-based compensation	7,784	9,020
Loss on disposal of property and equipment	2	84
Provision for doubtful accounts	211	532
Provision for deferred income taxes	2,926	1,687
Income tax benefit from exercise of stock options granted prior to January 1, 2006	49	595
Excess tax deficit from share-based compensation arrangements	74	759
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3,198	(2,773)
Decrease in royalties receivable	500	330
Increase in inventories	(6,306)	(12,074)
Increase in deferred cost of goods sold	(3,580)	(9,100)
Increase in prepaid expenses	(1,928)	(3,870)
Increase in prepaid income taxes	(685)	(6,434)
(Decrease) increase in other assets	(3,365)	1,777
(Decrease) increase in accounts payable	(1,609)	11,091
Increase in accrued compensation	1,181	3,544
Increase (decrease) in accrued liabilities	5,446	(673)
Increase (decrease) in income taxes payable	558	(1,217)
Increase in deferred revenue	445	354
Decrease in other liabilities	(136)	(417)
Net cash provided by operating activities	66,823	48,210
Cash flows from investing activities:
Purchases of property and equipment	(66,847)	(6,910)
Increase in intangible assets	(2,779)	(2,986)
Net cash used in investing activities	(69,626)	(9,896)
Cash flows from financing activities:
Borrowings under line of credit, net of repayments	125,000	—
Debt issuance costs	(143)	—
Repayments of capital lease obligations	(105)	(112)
Proceeds from issuance of common stock	2,687	1,746
Excess tax deficit from share-based compensation arrangements	(74)	(759)
Repurchases of common stock	(98,676)	(19,790)
Repurchases of equity by noncontrolling interest, net of equity issued	(38)	—
Net cash provided by (used in) financing activities	28,651	(18,915)
Effect of foreign currency exchange rates on cash	(2,326)	764
Net increase in cash and cash equivalents	23,522	20,163
Cash and cash equivalents at beginning of period	95,466	71,554
Cash and cash equivalents at end of period	$118,988	$91,717